UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2021

Motorsport Games Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39868	86-1791356
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

5972 NE 4th Avenue
Miami, FL	33137
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 507-8799

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSGM	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 20, 2021, Motorsport Games Inc., a Delaware corporation (the “Company”), closed the transactions contemplated by the share purchase agreement dated April 1, 2021 (the “SPA”) with Luminis International BV (“Luminis”) and Technology In Business B.V. (“TIB”). Copy of the SPA was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 1, 2021 (the “Prior Report”). The terms and conditions of the SPA were summarized in the Prior Report.

The Company purchased from TIB 100% of the share capital (the “Shares”) of Studio397 BV (“Studio397”).

The purchase price for the Shares was U.S. $16,000,000, payable in two installments, as follows: U.S. $12,800,000 at closing (the “Completion Payment”) and U.S. $3,200,000 on the first-year anniversary of closing (the “Deferred Payment”).

To secure payment by the Company of the Deferred Payment, the Company granted a right of pledge on 20% of the Shares (“Pledged Shares”) by means of execution of the Deed of Pledge at closing of the transactions contemplated by the SPA. The voting rights attached to the Pledged Shares will be transferred to TIB if and to the extent that the Company fails to pay the Deferred Payment within 30 business days following receipt of TIB’s notice of such failure.

TIB agreed to fund Studio397 with sufficient funds from its proceeds of the Completion Payment at closing by way of share premium contribution so as to enable Studio397 to fully settle at closing the royalty payment amounts to be paid to Image Space Incorporated by Studio397 pursuant to the buy-out agreement, dated December 7, 2020, between Image Space Incorporated and Studio397.

Prior to this acquisition, on May 19, 2020, the Company entered into a software development and license agreement with Studio397 (the “License”). Pursuant to the License, Studio397 agreed to develop certain software and software elements exclusively for the Company for the purpose of integrating and incorporating the rFactor Technology platform into the Company’s next generation NASCAR console game (“NASCAR NXT”), as well as any sequels. Additionally, Studio397 granted the Company a non-exclusive, non-transferable, sublicensable worldwide license to install, reproduce, display, use and operate the rFactor Technology for the purposes of developing, modifying, testing, and evaluating NASCAR NXT. The arrangement requires the Company to pay a one-time license fee in two installments, the first of which was due upon signing the agreement and the second installment of which is due 60 days after NASCAR NXT is made available on the Steam platform, and an additional license fee for each additional platform for which NASCAR NXT will be developed on. Under the License, the Company is also required to pay a monthly development fee subject to the satisfaction of certain development milestones. The License is effective for an indefinite term starting on May 19, 2020, subject to certain termination and rescission rights of the Company and termination rights of either party in the case of insolvency, bankruptcy or similar events. Copy of the License was filed as Exhibit 10.19 to the Company’s Registration Statement on Form S-1/A filed with the Commission on October 23, 2020 (the “Registration Statement”).

The Company and Luminis also entered into the Grant of the Right of First Refusal, dated May 19, 2020 (the “ROFR”). Pursuant to the ROFR, Luminis agreed that, if at any time during the term of the ROFR, Luminis decides to sell any shares in Studio397, such that the sale of these shares would result in a change-of-control of Studio397 or the authority to change agreements between MSG and Studio397, including any sale or transfer of shares or assets with a similar effect, the Company would have the first right of refusal to make an offer that is equal or better to purchase these shares from Luminis. Copy of the ROFR was filed as Exhibit 10.18 to the Registration Statement.

The License and the ROFR were unrelated to the determining the amount of the purchase price for the Shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Motorsport Games Inc.

Date: April 22, 2021	By:	/s/ Dmitry Kozko
Dmitry Kozko
Chief Executive Officer

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